Exhibit 99.26

Champion Safe Highlights Dickson Sportsman Store for Strong Growth and Longstanding Partnership

Provo, UT, Oct. 28, 2025 (GLOBE NEWSWIRE) — Champion Safe Company ( championsafe.com ), a premier manufacturer of high-security safes and a proud subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand, is proud to spotlight Dickson Sportsman Store in Dickson, Tennessee, for its strong performance in the Southeast region. With 26% year over year sales growth , Dickson Sportsman Store continues to prove that family-owned businesses built on service and trust can thrive in today’s competitive retail environment.

Founded in 1976 and now entering its 50th year in business , Dickson Sportsman Store has become a cornerstone of the Middle Tennessee outdoor community. Owned by Rick Dysinger and operated by family from the beginning, the store is known for treating customers like family — a level of service Rick says you won’t find at big box stores.

“Champion Safes are easy to sell because they speak for themselves,” said Rick Dysinger. “We placed the first order at Champion’s first Sports Inc. buying group show 25 years ago, and we’ve stuck with them ever since. Champion offers the best value for the price we pay, and the best value for the customer walking through our door.”

Champion Safe CEO Tom Mihalek praised Dickson Sportsman Store’s legacy and continued growth.

“Rick and his team are a model of consistency and care. Their long-standing partnership with Champion and their commitment to customer service make them one of the Southeast’s most respected dealers. We’re proud to celebrate their success.”

Dickson Sportsman Store is more than a retailer — it’s a destination for safes, firearms, and outdoor gear . With decades of experience, a knowledgeable staff, and a wide selection of Champion safes, they offer a buying experience built on trust, value, and personal attention. Whether you’re securing firearms, valuables, or important documents, Dickson Sportsman Store delivers the kind of expertise that keeps customers coming back.

Visit Dickson Sportsman Store:

586 Highway 46 S, Dickson, TN 37055

(615) 446-5505

www.dicksonsportsmanstore.com

About Champion Safe Company

Champion Safe Co. has been at the forefront of safe manufacturing for over 25 years, providing high-quality safes engineered for ultimate security and fire protection . Built entirely with 100% American-made, high-strength steel , Champion Safes feature full length double steel doors and are backed by a lifetime warranty. Learn more at championsafe.com

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space.

Learn more at americanrebel.com

Watch the American Rebel Story as told by our CEO Andy Ross.

Contact Information

Locate a Champion Safe Dealer: https://www.championsafe.com/dealer-directory

Become a Champion Safe Dealer: sales@championsafe.com

Investor Relations: ir@americanrebel.com

Media Inquiries

Monica Brennan: Monica@NewtoTheStreet.com

Matt Sheldon: Matt@Precisionpr.co 917-280-7329

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our expectations, beliefs, intentions, strategies, and projections about future events or performance. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “projects,” “should,” “target,” “will,” and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are difficult to predict and are beyond our control.

Forward-looking statements in this release may include, without limitation, statements regarding: anticipated benefits from dealer partnerships and retail expansion initiatives; expected revenue growth for fiscal year 2025 and beyond; consumer demand for Champion Safe and American Rebel products; adoption by distributors and retailers; our ability to scale production and strengthen supply chain capabilities; the effectiveness of our sales, marketing, and brand-building strategies; and the outcome of our recent appearance before the Nasdaq Hearings Panel. Certain performance metrics, including year-to-date growth percentages and other financial or operating data referenced herein, are based on internal, unaudited information and are subject to change upon completion of the Company’s standard financial closing and review procedures. Specifically, the Company presented its case on September 30, 2025, in response to a stockholder equity deficiency that was not cured prior to the expiration of the 180-day extension in August 2025. Since June 30, 2025, the Company has undertaken multiple capital actions—including debt conversions, minority equity investments, and equity issuances—that were not reflected in its Quarterly Report on Form 10-Q for the period ended June 30, 2025. Management believes these actions have collectively positioned the Company above the $2.5 million minimum stockholders’ equity threshold required by Nasdaq. However, there can be no assurance that the Panel will agree with management’s assessment or render a favorable decision.

These forward-looking statements are inherently subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied, including, but not limited to: the performance and timing of marketing, promotional, and sponsorship activities; the success of our retail and dealer partnerships; our ability to effectively execute our business strategies; macroeconomic conditions and their impact on consumer spending; evolving regulatory and compliance developments; and the Risk Factors detailed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K for the years ended December 31, 2023 and 2024, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.